EXHIBIT 10.1

NATIONAL ATLANTIC HOLDINGS CORPORATION
EMPLOYEE STOCK OPTION AGREEMENT

This Agreement, made this       of      by and between National Atlantic Holdings Corporation, a corporation organized under the laws of the State of New Jersey (the “Company”), and       (the “Optionee”).

WITNESSETH THAT:

WHEREAS, the Optionee is an employee of the Company or one of the Company’s Subsidiary Companies (“Subsidiary Companies”) whose services are, in the opinion of the management of the Company, important to the continued future financial success of the Company, and

WHEREAS, the Company desires to create an opportunity for the Optionee to invest in the stock of the Company upon favorable terms in order to give the Optionee a proprietary interest in the Company, in order to ally the Optionee’s interests more closely with those of the Company, and in order to help secure to the Company the continued availability of the Optionee’s services.

NOW THEREFORE, the parties hereto agree as follows:

1. The Company hereby grants to the Optionee the option (“Option”) to purchase from the Company up to but not exceeding in the aggregate       shares of the no par value Class B Nonvoting Common Stock of the Company (hereinafter referred to as the “Shares”) at a price of $      per Share, subject to the following terms and conditions.

2. This Option is not immediately exercisable. This Option shall not become exercisable until the earliest to occur of the following events:

(a) Three (3) years from the Date of Issuance;

(b) The Date of Retirement of the Participant or, in the case of a Director of the Company or a Subsidiary Company, the date of expiration of the Director’s term;

(c) The Date of a Change of Control; or

(d) Upon the date of an offering of shares in the Company and/or any of its affiliates through an initial public offering in which the securities of the Company and/or any of its affiliates are registered under the Securities Act of 1933, as amended.

3. The Option hereby granted shall terminate and be of no force and effect upon the happening of the first of the following events:

(a) At the expiration of ten (10) years from the date of this agreement;

(b) At the termination of the Optionee’s employment with both the Company and a Subsidiary Company for any reason other than death, with or without cause, provided, however, that if the Optionee dies while in the employ of the Company, subparagraph (c) hereof shall apply; or

(c) At the expiration of ninety (90) days after the date of death of the Optionee if the Optionee dies while in the employ of the Company.

4. Subject to the limitations set forth hereinabove, this Option may be exercised by written notice mailed to the Company at 4 Paragon Way, Freehold, New Jersey 07728, which shall (a) state the number of Shares with respect to which the Option is being exercised, and (b) be accompanied by a check, cash, or money order in the full amount of the purchase price.

5. This Option is not transferable. The Optionee’s rights under this agreement are personal. No pledge, encumbrance, hypothecation, assignment or transfer of the Optionee’s rights under and interest in this Option may be made other than by will or by operation of the laws of descent and distribution. This Option is exercisable during the lifetime of the Optionee only by the Optionee, and after the Optionee’s death (in cases where paragraph 3(c) hereof is applicable) only by the Optionee’s legal representative, duly confirmed by the court having jurisdiction over the Optionee’s succession.

6. Any Shares acquired by the Optionee through the exercise of this Option shall be subject to the conditions, limitations and restrictions set forth in the National Atlantic Holdings Corporation Nonstatutory Stock Option Plan (the “Plan”) and the Share Repurchase Agreement dated      , entered into by the Optionee and the Company (the “Share Repurchase Agreement”).

The Optionee hereby acknowledges and agrees that: a copy of each of the Plan and of the Share Repurchase Agreement has been provided to him/her/it; he/she/it is fully familiar with the terms, conditions and limitations of the Plan and the Share Repurchase Agreement; such terms, conditions and limitations are reasonable and appropriate; and such terms, conditions and limitations shall affect and limit all Shares into which the Option granted hereunder is convertible.

7. The provisions of this agreement shall apply to the Shares that the Optionee or his or her heirs or permitted transferees may at any time acquire under or by reason of this agreement. The provisions of this agreement shall inure to, and be binding upon, the heirs, executors, administrators, successors, and assigns of the parties hereto. The parties hereto agree that all certificates representing the Shares at any time issued to the Optionee pursuant to an exercise of this Option shall bear a legend as set forth in the Plan and the Share Repurchase Agreement. Any transfer or encumbrance of the Shares is expressly subject to the terms of this agreement and any purported transfer, pledge, hypothecation or encumbrance of the Shares in violation of this agreement shall be void.

8. This Option is subject in all respects to the terms and provisions of the Plan, which has been adopted by the Company and is incorporated herein by reference and the Share Repurchase Agreement.

9. This Option may not be exercised if the issuance of the Shares upon such exercise would constitute a violation of any applicable Federal or state securities or other law or valid regulation. The Optionee, as a condition to his or her exercise of this Option, shall represent to the Company that the Shares that he or she acquires under this Option are being acquired by him or her for investment and not with the present view to distribution or resale, unless counsel for the Company is then of the opinion that such a representation is not required under the Securities Act of 1933 or any other applicable law, regulation, or rule of any governmental agency.

10. The Optionee acknowledges receipt of a copy of the Plan, a copy of which is annexed hereto, and represents that he or she is familiar with the terms and provisions thereof. The Optionee hereby accepts this Option subject to all the terms and provisions of the Plan and the Share Repurchase Agreement. The Optionee hereby agrees to accept as binding, conclusive and final all decisions and interpretations of the Board of Directors and where applicable, the Stock Option Plan Committee, upon any questions arising under the Plan. As a condition to the issuance of the Shares under this Option, the Optionee authorizes the Company to withhold in accordance with applicable law from any regular cash compensation payable to him or her any taxes required to be withheld by the Company under Federal, state, or local law as a result of his or her exercise of this Option.

THUS DONE AND EXECUTED on the month, day, and year first hereinabove written, at Freehold, New Jersey.

WITNESSES:

/s/	/s/

.	(Type Name) — Optionee

/s/	/s/

.	Cynthia L. Codella, Secretary